UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2015

Fifth Street Asset Management Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36701	46-5610118

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Putnam Avenue, 3rd Floor

Greenwich, CT 06830

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (203) 681-3600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Adoption of Amended and Restated Deferred Bonus and Retention Plan

On January 15, 2015, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Fifth Street Asset Management Inc. (the “Company”) adopted and approved the Fifth Street Asset Management Inc. Amended and Restated Deferred Bonus and Retention Plan (the “Plan”). Participation in the Plan is limited to the Company’s full-time employees, including executive officers, who are selected to participate. The Plan is effective as of January 1, 2015, and, with respect to plan participants, applies to discretionary annual bonuses awarded on or after January 1, 2015, including 2014 discretionary annual bonuses. Each of Mr. Alexander C. Frank (the Company’s Chief Operating Officer and Chief Financial Officer) and Mr. Ivelin M. Dimitrov (the Company’s Chief Investment Officer) has been selected to participate in the Plan with respect to the Plan’s first year.

Under the Plan, annual bonuses that are awarded to plan participants are payable according to the following schedule, in each case subject to the participant’s continued employment through the applicable payment date (unless employment is earlier terminated due to the participant’s death or disability or by the Company without cause):

•	the first $25,000 (or the entire amount if less than $25,000) is paid to the participant by March 15th of the year following the performance year;

•	if the bonus award is greater than $25,000, the portion of the award in excess of $25,000 and not exceeding $100,000 will be paid as follows: (i) 80% of such portion will be paid to the participant by March 15th of the year following the performance year, and (ii) the remaining 20% will be paid to the participant in equal installments over the subsequent three years;

•	if the bonus award is greater than $100,000, the portion of the award in excess of $100,000 and not exceeding $500,000 will be paid as follows: (i) 67% of such portion will be paid to the participant by March 15th of the year following the performance year, and (ii) the remaining 33% will be paid to the participant in equal installments over the subsequent three years; and

•	if the bonus award is greater than $500,000, the portion of the award in excess of $500,000 will be paid as follows: (i) 50% of such portion will be paid to the participant by March 15th of the year following the performance year, and (ii) the remaining 50% will be paid to the participant in equal installments over the subsequent three years.

The foregoing summary of the Plan does not purport to be complete and is qualified in its entirety by reference to the complete Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Approval of 2014 Annual Bonuses

On January 15, 2015, the Compensation Committee approved 2014 annual discretionary cash bonuses for Mr. Frank and Mr. Dimitrov in the amounts set forth in the table below. Such annual bonuses are payable subject to, and in accordance with, the terms and conditions of the Plan described above.

In addition, on January 15, 2015, the Compensation Committee approved an annual cash bonus award for Mr. Todd G. Owens, the Company’s Co-President, for 2014 in the amount set forth in the table below. Such annual bonus was awarded to Mr. Owens in accordance with the terms of his amended and restated employment agreement dated October 29, 2014 with the Company, and is not subject to the terms of the Plan.

Neither Mr. Leonard M. Tannenbaum (the Company’s Chairman and Chief Executive Officer) nor Mr. Bernard D. Berman (the Company’s Co-President and Chief Compliance Officer) received an annual bonus award for 2014.

Name	Position	2014 Annual Bonus Amount
Todd G. Owens	Co-President	$861,742
Ivelin M. Dimitrov	Chief Investment Officer	$600,000
Alexander C. Frank	Chief Operating Officer and Chief Financial Officer	$600,000

Approval of 2015 Annual Base Salaries

On January 15, 2015, the Compensation Committee also approved 2015 annual base salaries in the amounts set forth opposite the names of the executive officers listed below.

Name	Position	2015 Annual Base Salary
Leonard M. Tannenbaum	Chairman and Chief Executive Officer	$100,000
Bernard D. Berman	Co-President and Chief Compliance Officer	$520,000
Todd G. Owens	Co-President	$520,000
Ivelin M. Dimitrov	Chief Investment Officer	$520,000
Alexander C. Frank	Chief Operating Officer and Chief Financial Officer	$520,000

Item 9.01	Financial Statements and Exhibits

	(d)	Exhibit:

		10.1	Fifth Street Asset Management Inc. Amended and Restated Deferred Bonus and Retention Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET ASSET MANAGEMENT INC.

Date: January 22, 2015	By:	/s/ David H. Harrison
		Name:	David H. Harrison
		Title:	Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Fifth Street Asset Management Inc. Amended and Restated Deferred Bonus and Retention Plan.